Exhibit 10.92

COMMERCIAL PROMISSORY NOTE

$1,000,000.00	Minneapolis, Minnesota
July 31, 2017

FOR VALUE RECEIVED, the undersigned, OrangeHook, Inc., a corporation organized and existing under the laws of the State of Minnesota (hereinafter referred to as the "Maker"), hereby agrees and promises to pay to the order of MEZ Capital, LLC, a limited liability company organized and existing under the laws of the State of Minnesota, its endorsees, successors, and assigns (hereinafter referred to as "Holder"), at 7241 Ohms Lane, Suite 275, Edina, MN 55439, or such place as Holder hereof may from time to time designate in writing, the principal sum of One Million and no/100 ($1,000,000.00) Dollars, together with interest thereon and as set forth below, in the amounts and/or at the rate hereinafter specified.

Amounts due hereunder shall be payable in lawful money of the United States and are payable as follows:

1.
Interest shall be earned at a stated amount of Ninety Thousand and no/100 Dollars ($90,000.00) for all or any portion of the ninety (90) days following the date hereof. The stated amount of interest shall be paid in full on or before August 30, 2017.

2.
On October 30, 2017 (hereinafter referred to as the "Maturity Date"), the entire unpaid principal balance together with all unpaid interest, if any, shall be payable in full, provided however, if prior to the Maturity Date: (a) there is no default under this Note or under any of the Guaranties; and (b) the undersigned provides written notice to Holder of its intention to extend the Maturity Date for an additional ninety (90) days, then the entire unpaid principal balance together with all unpaid interest during the extended period (October 30, 2017 through January 28, 2018) ("Extended Period"), shall be payable in full on January 28, 2018.  In such event, interest shall be earned at a stated amount of $90,000.00 for all or any portion of the Extended Period (this interest is in addition to the stated interest set forth in paragraph 1 above for the first 90-days following the date hereof).  In the event of an extension of the Maturity Date, there shall be an additional loan discount fee of $50,000.00, which shall be added to the principal balance of the Note. From and after the first date of the Extended Period, the principal balance of the Note shall be $1,050,000.00.

Notwithstanding anything to the contrary herein, Maker hereby acknowledges that a loan discount fee of Fifty Thousand and no/100 Dollars ($50,000.00) is fully earned upon the disbursement of the principal balance of the loan evidenced by this Commercial Promissory Note. Upon execution of this Note, $950,000.00 (less closing costs and Holder's attorney's fees incurred in preparing the documents related to this loan) shall be disbursed to the Maker. The loan discount fee of $50,000.00 shall be added to the disbursed amount for a total principal balance of $1,000,000.00. In the event of an extension of the Maturity Date as specified in subparagraph 2 above, Maker hereby acknowledges that an additional loan discount fee of $50,000.00 is fully earned upon the commencement of the Extended Period. The additional loan discount fee shall be added to the principal balance and accordingly, the principal balance from and after the first day of the Extended Period shall be $1,050,000.00.

All payments shall be applied first to interest and then to the principal, except that if any advance made by Holder under the terms of any instruments securing this Note is not repaid, any monies received, at the option of Holder, may first be applied to repay such advances, plus interest thereon at the rate of three percent (3.00%) per month, and the balance, if any, shall be applied as above.

In the event that any payment required hereunder is not paid within five (5) days of the due date, Maker agrees to pay a late charge of $0.05 per $1.00 of unpaid payment to defray the costs of Holder incident to collecting such late payment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Holder may have, including the right to declare the entire unpaid principal balance and interest immediately due and payable.

This Note is made pursuant to the substantive laws of the State of Minnesota without reference to its conflict of laws provisions, and is the Note referred to in: (a) the Guaranties of the even date hereof given by Jeffrey Hattara, Murray Klane, James L. Mandel, Donald M. Miller, and Whitney E. Peyton; and (b) the Confessions of Judgment given by the Maker hereof and Jeffrey Hattara, Murray Klane, James L. Mandel, Donald M. Miller and Whitney E. Peyton.

A default hereunder shall mean any failure by Maker to perform an obligation hereunder. Maker shall have no period of time to cure a monetary or non-monetary default. Upon a default, the entire unpaid principal balance together with all accrued interest thereon and all other amounts owed by Maker hereunder, should become immediately due and payable at the option of Holder.

Maker has also executed and delivered to Holder a Commercial Promissory Note in the amount of $250,000.00 dated July 7, 2017 (the "Prior Note"). A default in the Prior Note shall also constitute a default hereunder. A default in any Guaranty given by Jeffrey Hattara, Murray Klane, James L. Mandel, Donald M. Miller, and/or Whitney E. Peyton shall constitute a default hereunder.

Upon the occurrence of a default hereunder, the rate of interest on the outstanding principal balance hereof shall increase to four percent (4%) per month on the outstanding principal balance hereof.

Time is of the essence.  No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note.  A waiver on any occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

Upon the occurrence of an event of default hereunder, Maker agrees to pay the costs of collection including, without limitation, Maker's legal fees.

Maker hereby waives presentment for payment, protest and notice of non-payment and Maker hereby consents, without affecting its liability, to any extension of the time or terms of payment hereof, any renewal, any release of all or any part of the security given for the payment hereof, any acceptance of additional security of any kind, and any release of, or resort to any party liable for payment hereof.

Maker shall have the right to prepay the principal balance outstanding hereunder in full at any time during the term hereof. However, such prepayment will not relieve Maker of the obligation to pay the stated amount of interest.

All notices, approvals, consents, requests, and demands upon the respective parties hereto shall be in writing; sent by personal delivery (including, without limitation, courier services such as Federal Express), or by certified or registered mail, postage prepaid and return receipt requested; and addressed as follows:

To Holder:	MEZ Capital, LLC
7241 Ohms Lane, Suite 275
Edina, MN 55439

To Maker:	OrangeHook, Inc.
319 Barry Avenue South, Suite 300
Wayzata, MN 55391

or to such other address as may be furnished in writing for such purpose.

This Note is made and executed under the laws of the State of Minnesota and is intended to be governed by the substantive laws of said state without reference to its conflict of laws or choice of law provisions.  Any action brought to enforce the terms of this Note shall be venued in the Fourth Judicial District of the State of Minnesota, and the Maker agrees that it is subject to the jurisdiction of said court in all respects.

ORANGEHOOK, INC.

By: /s/ David C. Carlson

Its:       Chief Financial Officer